Exhibit 10.14

March 3, 2009

Marc Cannon
2905 Maravillas Loop
Austin, Texas 78735

Dear Marc:

We are pleased to offer you the position of Vice President of Services with Convio, Inc. reporting to Gene Austin.  As VP of Services, you will receive a base salary of $20,000 per month, payable in accordance with the Company’s regular payroll practices.  Your base salary will be subject to statutory deductions and withholdings.  In addition to your base salary, you are eligible to earn a bonus of 20% of your annual salary (with 100% attainment).  The bonus will be calculated and paid out semi-annually based on achievement of goals in accordance with the bonus plan, which is determined year to year.

Subject to approval by the Company’s Board of Directors, you will be granted an option to purchase 260,000 shares of the Company’s common stock.  These shares will be subject to the provisions of the company’s stock option agreement plan.  The shares will vest over four years according to the following vesting schedule:  The options will vest 25% after the end of your first year of employment, and thereafter at l/36th per month for the next three years, and are subject to the Convio Standard Stock Option Plan.  The option strike price will be determined by the Board of Directors at the meeting at which your options are approved.

We would also like to offer you a sign-on bonus of $25,000 to be paid in one lump sum on the first pay period after your employment at Convio begins.  The sign-on bonus is taxable, and all regular payroll taxes will be withheld.

As an employee of the Company you will be eligible to enroll in the Company’s benefit programs as they are established from time to time.  If you should have any specific questions regarding our current benefit programs, please feel free to call Jen Verzal or Angie McDermott in Human Resources.

In the event Convio is acquired within the two years of the commencement of your employment and your employment is terminated in connection with such acquisition or within 12 months thereafter, your option vesting would accelerate to such number of shares that would have been vested as of the second anniversary of your employment.

The Company is an at-will employer, which means that your employment with the Company is for no specific period of time and may be terminated by the Company or you at any time, with or without prior notice and with or without cause.  This is the full and complete agreement between you and the Company with respect to this term of employment, and it supercedes any prior representations or agreement, whether written or oral, concerning your term of employment with the Company.  The at-will nature of your employment may only be altered by written agreement signed by the Chief Executive Officer.

Your employment pursuant to this offer is contingent upon a start date of March 30, 2009 or another mutually agreed upon date, the completion of a successful background check and your execution of the Company’s Confidentiality, Assignment and Non-Compete Agreement, which is attached hereto and upon its execution, is incorporated in this offer by this reference.  Please review the attached Confidentiality, Assignment and Non-Compete Agreement as you will be required to execute it upon your first day of employment.  You will also be required to provide the Company with legally acceptable proof of your identity and authorization to work in the United States within three (3) days of your start date, and your failure to do so will render this offer of employment void and unenforceable.

This letter, and the attachments hereto, sets forth the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes any prior representations, agreements, and understandings between you and any employee or representative of the Company whether written or oral.  Any modification to this agreement, other than the provisions regarding at-will employment which may only be altered by written agreement signed by the Company’s Chief Executive Officer, shall be in writing, signed by you and a duly authorized officer of the Company.  This agreement shall be construed and interpreted in accordance with the laws of the state of Texas.

If this offer is acceptable to you, please sign one of the originals of this letter and return it to the Company.  The second original is for your files.  This offer is subject to satisfactory reference checks and on receiving your signed acceptance not later than the close of business on March 5, 2009.

If you have any questions regarding this offer letter, please call Angie McDermott at 512-652-7863.  We look forward to having you join us at Convio, Inc.

Sincerely,

Angie McDermott
Convio, Inc.

By:	/s/ Angie McDermott
Angie McDermott
Vice President, Human Resources

I have read and understand the terms of this offer letter and attached Confidentiality, Assignment and Non-Compete Agreement.  As indicated by my signature below, I accept this employment offer as outlined above and agree to be bound by the attached Confidentiality, Assignment and Non-Compete Agreement upon its execution.  No further commitments were made to me as a condition of employment.

/s/ Marc Cannon
Signature — Marc Cannon

3/5/09
Date

3/30/09
Confirmed Start Date